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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington D.C. 20549

                                   Form 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 April 5, 1999
                                (Date of Report)

                   Central European Distribution Corporation
                  (Exact name of registrant as specified in its charter)

        Delaware                    0-24341                           54-1865271
(State or other jurisdiction   (Commission file number)   (IRS employer identification number)
     of incorporation)


                  1343 Main Street, Suite 301, Sarasota Florida 34236
                       Address of Principal Executive Offices

           Registrants telephone number, including area code:  (941) 330 1558
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Item 2. Acquisition or Disposition of Assets


     On March 12, 1999, the registrant completed its acquisition of Multi Trade Company, a Polish partnership ("MTC"), located in Bialystock, a city in northeastern Poland. The registrant established a new wholly owned Polish limited liability company which purchased the assets used to operate MTC's business and assumed certain of MTC's liabilities. The registrant also acquired the trademark and tradename of MTC and on completion of the acquisition renamed its new Polish subsidiary Multi Trade Company, a Polish partnership, MTC was and continues to be a distributor of alcoholic beverages in Poland, as is the registrant's other subsidiary in Poland.

     The registrant issued 254,258 shares of its common stock, par value $0.01 per share to the previous owners of MTC in connection with the acquisition, and its wholly owned Polish subsidiary Carey Agri International Poland Sp. z o.o. paid those individuals approximately $2.5 million from working capital resources. The registrant determined that this aggregate purchase price represented the fair market value of the net assets acquired.


Item 7. Financial Statements and Exhibits

(a) Financial Statements

     Financial statements required by this item will be filed by amendment by May 28, 1999.

(b) Exhibits

     2.1 Acquisition Agreement dated February 12, 1999 *

     2.2 Amendment of Acquisition Agreement dated March 12, 1999*

* To be filed by amendment.
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                                 Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Central European Distribution Corporation
                                                      (Registrant)

                                                    /s/ Jeffrey Peterson
                                                    --------------------
                                                        Jeffrey Peterson
Date: April 5, 1999                                 Executive Vice-President